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                                    SFX LOGO

                        650 MADISON AVENUE, 16TH FLOOR
                           NEW YORK, NEW YORK 10022

                                                            May _, 1998

LETTER TO RESCISSION OFFEREES:

SFX Entertainment, Inc. is offering to                               and
                     to rescind certain purchase and sale agreements, respectively, upon the terms and conditions as set forth in the Prospectus. By receipt of this letter, you are receiving such offer and may accept or reject it. Capitalized terms used but not defined herein have those meanings ascribed to them in the Prospectus.

Enclosed herewith are a Prospectus of SFX Entertainment, Inc., dated May , 1998, relating to the Company's Rescission Offer, a copy of the Purchase Agreement which you recently signed with the Company and, on the reverse of this page, a form of Election Notice relating to the Rescission Offer.

YOU SHOULD READ THE PROSPECTUS CAREFULLY AND CONSULT WITH YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF ACCEPTING OR REJECTING THE RESCISSION OFFER.

When you have reached a decision whether to accept or reject the Company's rescission offer, please indicate your choice on the Election Notice, sign the Election Notice and return it to me following the directions set forth in the Prospectus. Please feel free to call me with any questions you may have about this offer.

                                            Very truly yours,


                                            Howard J. Tytel,
                                            Executive Vice President and
                                             General Counsel